UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On March 26, 2012, we entered into a loan and security agreement dated March 26, 2012, or the Loan Agreement, with Oxford Finance Corporation and Silicon Valley Bank, or, collectively, the Lenders, under which we may borrow up to a total of $30.0 million in two tranches.

The first tranche of $10.0 million must be drawn within five days of the execution of the Loan Agreement. We expect to use the proceeds from the loan to support our commercialization, including launch, activities for OMONTYS™ (peginesatide) as well as for other general corporate and working capital purposes. Subject to our continued compliance with the terms and conditions under the Loan Agreement, the second tranche of $20.0 million will be available for drawdown at our option during the period commencing on the later of (i) October 31, 2012 and (ii) the date our revenues from the sale of peginesatide in the United States reach at least Five Million Dollars ($5,000,000.00), and ending on the earlier of (i) March 31, 2013 or (ii) the occurrence of an event of default, as defined in the Loan Agreement. The interest rate for each tranche will be fixed upon drawdown of the respective tranche at a per annum rate equal to the greater of 8.95% or 8.57% plus the then effective U.S. Treasury note yield to maturity for a 36 month term determined three (3) business days prior to the funding date of the tranche (but in any event not less than thirty-eight basis points (0.38%)).

Payments under the Loan Agreement for the first tranche are interest-only through February 1, 2013, followed by equal monthly payments of principal and interest through the scheduled maturity date on July 1, 2015.  If the second tranche is utilized, payments under the Loan Agreement for the second tranche are interest-only from the funding date through the first day of the next calendar month plus an additional 12 months, followed by 29 equal monthly payments of principal and interest.  In addition, a final payment equal to 5% of the aggregate amount drawn will be due on the last amortized payment, or such earlier date as specified in the Loan Agreement.

Our obligations under the Loan Agreement are secured by a first priority security interest in substantially all of our assets, other than our intellectual property. We have also agreed not to pledge or otherwise encumber our intellectual property assets, except for permitted licenses, as defined in the Loan Agreement.

We have paid the Lenders a facility fee of $150,000. In addition, if we repay all or a portion of either the first tranche or the second tranche prior to maturity, we will pay the Lenders a prepayment fee, based on a percentage of the then outstanding principal balance, equal to: 5.00% if the prepayment occurs prior to or on the first anniversary of the respective funding date, 4.00% if the prepayment occurs after the first anniversary of the respective funding date but prior to or on the second anniversary of the respective funding date, or 2.00% if the prepayment occurs after the second anniversary of the respective funding date.

The Loan Agreement includes customary affirmative and restrictive covenants, but does not include any covenants to attain or maintain certain financial metrics or thresholds, and also includes customary events of default, including payment defaults; breaches of covenants following any applicable cure period; a material impairment in the perfection or priority of Lenders’ security interest or in the value of the collateral; and a material impairment of the prospect of repayment of the loans. Upon the occurrence of an event of default and following any applicable cure periods, a default increase in the interest rate by an additional 5.00% may be applied to the outstanding loan balances, and the Lenders may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

In connection with the Loan Agreement, we agreed to issue to the Lenders warrants to purchase shares of our common stock, or the Warrants, on the effective date of the Loan Agreement in the amount equal to 5.25% of the Loan Facility, divided by the exercise price per share. The exercise price per share was determined in each case as the average closing price per share of our common stock for the ten (10) trading days prior to the Warrants’ issue date. Accordingly, we issued to the Lenders warrants that are exercisable for an aggregate of 132,855 shares of our common stock at a per share exercise price of $11.855.  Each Warrant may be exercised on a cashless basis in whole or in part. The Warrants will terminate on the earlier of seven years from the issuance date or the closing of certain merger or consolidation transactions in which the consideration is cash or stock of a publicly traded acquiror, or a combination thereof.

The descriptions of the Loan Agreement and Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement and form of Warrants, copies of which will be included as Exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and are incorporated by reference herein.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of our company is incorporated by reference herein.

Item 3.02.              Unregistered Sales of Equity Securities.

The information set forth above and referenced under Item 1.01 that relates to the issuance of the Warrants is hereby incorporated by reference into this Item 3.02.

Neither the Company nor the Lenders engaged any investment advisors with respect to the sale and issuance of the Warrants, and no finders’ fees were paid to any party in connection therewith.  The sale and issuance of the Warrants was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended, and was made without general solicitation or advertising. Each Lender represented that it is an accredited investor with access to information about the Company sufficient to evaluate the investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2012	AFFYMAX, INC.

	By:	/s/ Grace U. Shin
Grace U. Shin
General Counsel